PURCHASE AGREEMENT

BY AND AMONG

FRANKLIN COVEY CO.

FRANKLIN COVEY CANADA LTD.

SCHOOL SPECIALTY, INC.

AND

3956831 CANADA INC.

NOVEMBER 13, 2001

PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement") is entered into effective as of November 13, 2001, by and among Franklin Covey Co., a Utah corporation ("FCC"), Franklin Covey Canada, Ltd., an Ontario corporation ("FC Canada") (FCC and FC Canada are collectively referred to herein as the "Sellers" and sometimes individually referred to herein as a "Seller") and School Specialty, Inc., a Wisconsin corporation or a subsidiary thereof ("SSI"), and 3956831 Canada Inc., a Canadian federal corporation ("SSI Canada") (SSI and SSI Canada are collectively referred to as the "Buyers" and sometimes individually referred to herein as a "Buyer"). For the purpose of this Agreement, Premier Agendas, Inc., a Washington corporation shall be known as "Premier Agendas" and Premier School Agendas Ltd. Agenda Scolaire Premier Ltee, a corporation incorporated under the Canada Business Corporations Act and registered to do business in British Columbia shall be known as "PSA",

RECITALS

         WHEREAS, FCC owns all of the issued and outstanding shares of capital stock of Premier Agendas (the "Premier Agendas Shares"), and FC Canada owns all of the issued and outstanding capital stock of PSA (the "PSA Shares") (the Premier Agendas Shares and the PSA Shares are collectively referred to as the "Shares"); and

         WHEREAS, SSI desires to purchase from FCC all of the Premier Agendas Shares and SSI Canada wishes to purchase from FC Canada all of the PSA shares; and

         WHEREAS, in order to induce SSI and SSI Canada to purchase the Premier Agenda Shares and the PSA Shares on the terms and conditions set forth in this Agreement, the Sellers are willing to make the representations, warranties, covenants and indemnities set forth herein; and

         WHEREAS, in order to induce Sellers to sell the Premier Agenda Shares and the PSA Shares, Buyers are willing to make the representations, warranties and covenants set forth herein.

AGREEMENT

         NOW THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES; CLOSING

         1.1          PURCHASE AND SALE OF SHARES.   Subject to the terms and conditions of this Agreement, at the Closing, certain of the Sellers shall sell, transfer and deliver to Buyers, and the Buyers will purchase from such Sellers the Shares as follows:

                        (a)         FCC shall sell, transfer and deliver to SSI and SSI shall purchase from FCC, all of the Premier Agendas Shares.

                        (b)        FC Canada shall sell, transfer and deliver to SSI Canada and SSI Canada shall purchase from FC Canada, all of the PSA Shares.

         1.2          PURCHASE PRICE.   The aggregate purchase price (the "Purchase Price") for the Shares shall be the following:

                        (a)         One Hundred Fifty-Two Million Five Hundred Thousand Dollars (US $152,500,000) (the "Purchase Price"), which shall be allocated between Premier Agendas and PSA as set forth on Schedule 1.2(a) (the "Allocation Schedule"). SSI shall pay to FCC that amount as described on Schedule 1.2(a) and SSI Canada shall pay to FC Canada that amount as described on Schedule 1.2(a).

                        (b)         All references to $ or money herein shall be to United States dollars. If, for any purpose, it is or becomes necessary to calculate at any time the United States currency equivalent of any amount expressed or determined in Canadian currency, the United States currency equivalent of such Canadian currency amount shall be determined at the spot rate at which Canadian currency can be exchanged into United States currency as set out in the Money and Investing Sections of The Wall Street Journal. The spot rate shall be determined as of the Transaction Date.

         Buyers shall be jointly and severally liable for payments described in paragraph (a) above.

         1.3          CLOSING.   The purchase and sale (the "Closing") provided for in this Agreement will take place at the headquarters of FCC located in Salt Lake City, Utah, upon satisfaction of all conditions of Closing in Articles IV and V, but no later than December 21, 2001. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in Article X hereof.

         1.4         CLOSING OBLIGATIONS.   At the Closing::

                        (a)         FCC, or FCC Canada, as applicable, will deliver to Buyers:

                                      (i)      certificates representing all of the Premier Agendas Shares and the PSA Shares duly endorsed for transfer (or accompanied by duly executed stock powers), to SSI and SSI Canada, respectively;

                                      (ii)     Releases executed by each of the Sellers releasing any claim of such Seller, other than those created by this Agreement, or arising under other contracts between the parties, against Premier Agendas or PSA (collectively, the “Sellers’ Releases”);

                                      (iii)      a certificate executed by the President of each of Premier Agendas and PSA representing and warranting to Buyers that each of the representations and warranties made by the Acquired Companies in this Agreement (other than the individual representations and warranties made by the Sellers in Sections 2.28 through 2.30 hereof) was accurate in all material respects as of the date of this Agreement and is accurate as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the Sellers and the Acquired Companies to Buyers prior to the Closing Date under the terms of Section 6.8); and

                                      (iv)      such other documents as are required to be provided pursuant to Articles IV and VI or as reasonably requested by Buyers to close the transactions contemplated hereby.

                        (b)         Buyer will deliver to Sellers:

                                      (i)     the amounts, as set forth in the Allocation Schedule, to be paid at the Closing to FCC and FC Canada, by bank cashier’s, certified check or by wire transfer to accounts specified by FCC and FC Canada and/or the Working Capital Note as provided in Sections 1.5 hereof;

                                      (ii)      a certificate executed by an authorized officer of Buyers to the effect that each of Buyers’ representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

                                      (iii)      such other documents as are required to be provided pursuant to Articles V and VII or as reasonably requested by Sellers to close the transactions contemplated hereby.

         1.5          WORKING CAPITAL PAYMENTS.   In addition to the amounts due under Section 1.2 (a) herein, the Sellers, operating the business of the Acquired Companies in the Ordinary Course of Business, shall have the right (i) up through and including the Closing Date, to withdraw all cash in accounts of the Acquired Companies, and (ii) on the Closing Date, to withdraw the lesser of (a) Twelve Million Nine Hundred Thousand Dollars ($12,900,000.00) or (b) the amount of the Combined Working Capital, determined in accordance with GAAP, as of the Closing Date (the “Working Capital Payment”). In no event shall the Acquired Companies’ line of credit balance exceed $0.00 as of the Closing Date and in no event shall the Combined Working Capital be less than $0.00 as of the Closing Date. The amount by which the Working Capital Payment exceeds the cash balance of the Acquired Companies as of the Closing Date, if any, shall then be tendered from SSI to FCC in the form of a promissory note dated as of the Closing Date, which shall be due six (6) months from the Closing Date and which shall bear an interest rate of two percent (2%) plus LIBOR as of the Closing Date (the “Working Capital Note”). All interest and principal under this note shall be due upon its maturity. All other payments and distributions not defined in this Section 1.5 or elsewhere in this Agreement made from the Acquired Companies to the Sellers from the date of this Agreement through the Closing Date shall be prohibited.

         1.6         BALANCE SHEET.

                        (a)         Within fifteen (15) days following the Closing Date, Sellers shall prepare and deliver to Buyers a combined balance sheet effective as of the Closing Date (the "Closing Balance Sheet"), and a related combined statement of income for the period beginning September 1, 2001 and ending as of the Closing Date, of the Acquired Companies, showing the final status of all assets and liabilities (including Combined Working Capital) as of the Closing Date and the results of its operations for the periods then ended, all prepared in accordance with GAAP. The Closing Balance Sheet shall be reviewed by the Buyers and, if the Buyers have any objections to the Closing Balance Sheet, Buyers and Sellers shall work reasonably and in good faith to resolve such objections.

                        (b)         If Buyers and Sellers are not able to resolve their disagreements and objections with respect to the Closing Balance Sheet within thirty (30) days after Sellers deliver the Closing Balance Sheet to Buyers, then the issues in dispute will be submitted to the Denver, Colorado office of Arthur Andersen, LLP independent certified public accountants (the "Accountants") for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; and (ii) in addition to the material submitted in subparagraph (i) above, the Accountants shall consider compliance by the Sellers in the operation of the businesses of the Acquired Companies under the standard of the Ordinary Course of Business. The determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties. Buyers and Sellers shall each bear 50% of the fees of the Accountants for such determination.

                        (c)         Upon finalization of the Closing Balance Sheet and the calculation of the Combined Working Capital of the Acquired Companies in accordance with Sections 1.6(a) or 1.6(b), any adjustment to the Combined Working Capital which would have an effect on the amount of the Working Capital Payment, should be reflected by the revision of the amount of the Working Capital Note including the interest accruals thereon. In the event of such a revision, the Working Capital Note issued as of the Closing Date shall be retired and replaced in its entirety by a Working Capital Note in the amount as determined under this Section 1.6(c) within ten (10) days after receiving the Accountants' binding determination.

        1.7         [This Section is intentionally deleted.]

        1.8         [This Section is intentionally deleted.]

        1.9          ALLOCATION.    FCC agrees that the Purchase Price and Working Capital Note shall be made to FCC and FC Canada allocated between FCC and FC Canada in accordance with the Allocation Schedule, without regard to specific adjustments to the financial statements of individual Acquired Companies.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

        Except as set forth in the Disclosure Letter pursuant to Section 9.5, FCC and FC Canada, jointly and severally, represent and warrant to SSI with respect to each representation and warranty set forth below which is applicable to Premier Agendas as follows; FCC and FC Canada, jointly and severally, represents and warrants to SSI Canada with respect to each representation and warranty set forth below which is applicable to PSA as follows; and each Seller hereby represents and warrants as to itself with respect to the representations and warranties set forth in Sections 2.28 through 2.30, as follows:

         2.1         ORGANIZATION AND GOOD STANDING; SUBSIDIARIES; RESIDENCE.

                        (a)         Part 2.1(a) of the Disclosure Letter contains a complete and accurate list for each of the Acquired Companies of such entity's name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business and is in good standing under the laws of each state, province or other jurisdiction in which either the ownership or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on such Acquired Company or its operations.

                        (b)         Sellers have delivered to Buyers copies of the Organizational Documents of each Acquired Company, as currently in effect on or prior to the date hereof.

                        (c)         Other than as listed on Part 2.1(c) of the Disclosure Letter, the Acquired Companies (i) have no Subsidiaries, (ii) do not own or control (directly or indirectly) any capital stock, bonds or other securities of, and do not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and (iii) do not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

                        (d)         FC Canada is not a non-resident of Canada within the meaning of the Tax Act.

         2.2         AUTHORITY; NO CONFLICT.

                        (a)         This Agreement constitutes the legal, valid, and binding obligation of FCC and FC Canada enforceable against FCC and FC Canada in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. FCC and FC Canada each has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its respective obligations under this Agreement.

                        (b)         Except as set forth in Part 2.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                      (i)     contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, FCC or FC Canada, or (B) any resolution adopted by the Board of Directors or the shareholders of any Acquired Company, or any Seller;

                                      (ii)     contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or any Seller, or any of the assets owned, leased or used by, any Acquired Company, may be subject which would have a Material Adverse Effect on any Acquired Company;

                                      (iii)     contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned, leased or used by, any Acquired Company;

                                      (iv)     contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                                      (v)     result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased or used by any Acquired Company.

        Except as set forth in Part 2.2(b) of the Disclosure Letter, no Seller or any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         2.3         CAPITALIZATION.

                        (a)         The authorized equity securities of Premier Agendas consist of 1,000,000 shares of common stock, no par value, 11,200 of which are issued and outstanding and constitute the Premier Agendas Shares. No equity securities of any class or nature are authorized or issued with respect to Premier Agendas, except the Premier Agenda Shares. The authorized equity securities of PSA consist of an unlimited number of common shares for an unlimited consideration, 100 of which are issued and outstanding and constitute the PSA Shares. No equity securities of any class or nature are authorized or issued with respect to PSA, except the PSA Shares.

         Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares free and clear of all Encumbrances. The Shares listed on Schedule 2.3(a) represent all of the holdings of securities of the Acquired Companies, all of which are owned by the Sellers. Other than as set forth on Part 2.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of each Acquired Company. All of the outstanding equity securities of any Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable.

                        (b)         There are no outstanding options, warrants or other securities or rights that may be exercised to purchase or are convertible into equity or debt securities of the Acquired Companies and there are no Applicable Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding securities of any Acquired Company was issued in violation of the Securities Act or any equivalent securities laws in Canada or any state of the United States or province of Canada or any other Legal Requirement. Other than as set forth on Part 2.3 of the Disclosure Letter, no Acquired Company owns, or has any Contract to acquire, any securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

         2.4         FINANCIAL STATEMENTS AND OTHER INFORMATION.   The Sellers and the Acquired Companies have, or will have prior to the Closing, delivered or made available to Buyers:

                        (a)         Combined balance sheets, together with combining schedules, of the Acquired Companies as of August 31st in each of the years 1999 through 2001, and the related statements of income together with combining schedules for the years then ended, as such balance sheets with together with combining schedules and the related statements of income together with combining schedules for the years then ended have been included in the audited consolidated financial statements of the Sellers. Sellers have, or will have prior to Closing, delivered to the Buyers unaudited combined balance sheets together with combining schedules of the Acquired Companies as of November 24, 2001, and the related statements of income together with combining schedules for the three (3) periods then ended which fairly present the financial condition and results of operations of the Acquired Companies as of November 24, 2001, and for the period then ended, all in accordance with GAAP, except for the lack of year end adjustments which are not anticipated to be material, and statements in changes of shareholders' equity and cash flows and notes thereto (the "Interim Financial Statements"). The Sellers shall deliver to the Buyers under terms of Section 1.6 the financial statements as therein required and in combination with the Interim Financial Statements, shall be considered the "Financial Statements" under the terms of this Section 2.4. Such Financial Statements fairly present the financial condition and the results of operations of the Acquired Companies as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP (except for the lack of year end adjustments in the Interim Financial Statements which are not anticipated to be material, and statements in changes of shareholders' equity and cash flows and notes thereto). No Financial Statements of any Person other than the Acquired Companies are required by GAAP to be included in the Financial Statements of the Acquired Companies. The combined balance sheets which are part of the Financial Statements shall separately break out the inventory reserves and accounts receivable reserves. Part 2.4(a) of the Disclosure Letter sets forth the accounting treatment of certain items that may be an exception to this representation and warranty.

                        (b)         All information in the Sellers' and Acquired Companies' possession or control, or of which the Acquired Companies or Sellers have Knowledge, concerning the operation, business and prospects of the Acquired Companies as may be requested by either Buyer, including, without limitation, making the working papers of the Acquired Companies' Accountants available for inspection and copying by the Buyers' Auditors (except for proprietary information of Sellers' and Acquired Companies' Accountants), and all other information requested by the Buyers concerning any of the Acquired Companies' assets, liabilities, and any aspect of the Acquired Companies' business.

         2.5         BOOKS AND RECORDS.   The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which will be made available prior to the Closing to Buyers, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. At the Closing, all of those books and records will be in the possession or control of the Acquired Companies.

         2.6         TITLE TO PROPERTIES; ENCUMBRANCES.

                        (a)         The Acquired Companies own (with good and marketable fee title in the case of real property, subject only to the matters permitted by Section 2.6(b)), all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 2.6 of the Disclosure Letter and properties and assets sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for properties and assets acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business) up to and including the Closing Date as reflected on the Closing Balance Sheet, which subsequently purchased or acquired properties and assets having an individual value in excess of $50,000.00 are listed in Part 2.6 of the Disclosure Letter.

                        (b)         Except as set forth in Part 2.6 of the Disclosure Letter, all properties and assets reflected in the Balance Sheet and the Closing Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any boundary disputes, rights of way, easements, building, mining or other use restrictions, variances, or reservations, (but, with respect to Canadian real property, such property is subject to reservations in the original or any subsequent grant from the Crown), of any nature, except, with respect to all such properties and assets, (i) mortgages or security interests shown on the Balance Sheet and as updated through Closing, as reflected on the Closing Balance Sheet, as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default, or event that, with notice or lapse of time or both, is reasonably likely to constitute a default exists, (iii) liens for current taxes and assessments not yet due, or in the case of real property due but not yet delinquent, and (iv) with respect to real property, (x) easements or restrictions which, individually or in the aggregate, would not have a Material Adverse Effect on the use of such real property by the Acquired Company for the purposes for which it is intended, and (y) current zoning laws and other land use restrictions.

                        (c)         Part 2.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned or leased by any Acquired Company. The Acquired Companies have already delivered or made available to Buyers copies of the recorded deeds by which the Acquired Companies acquired fee title to all such real property owned by the Acquired Companies and copies of fully executed leases pertaining to real property currently leased by the Acquired Companies. FCC and the Acquired Companies will deliver, prior to the Closing Date, copies of all title insurance policies, opinions, abstracts, permits, certificates, plans (including all reclamation plans), studies, investigations, reports and surveys in the possession of any Acquired Company or Seller and relating to the ownership, use or operation of such real property.

                        (d)         Except as set forth in Part 2.6 of the Disclosure Letter, no Acquired Company has received notice of a proposed general plan amendment, zone reclassification, modification, expiration or cancellation of any conditional use permit or other public land use action which would affect any part of the real property owned or leased by any Acquired Company. No current use of the real property owned or leased by any Acquired Company, or any currently anticipated future use, conflicts with any present general plan or zoning classification or use permit which affects any part of such real property. All buildings, plants and structures owned by any of the Acquired Companies lie wholly within the legal boundaries of the real property owned by or leased by such Acquired Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Except as set forth on Part 2.6 of the Disclosure Letter, no Acquired Company has received or been threatened with any notice or communication of any violation of any Legal Requirement pertaining to the real property owned or leased by any Acquired Company, including without limitation, environmental regulations affecting the Property. No commitment to or agreement with any Governmental Body exists which could affect such real property, including but not limited to any dedication agreement, operation restrictions, and formation of any special assessment or taxing district, except as disclosed in this Agreement. None of such real property is located in an area designated as (i) having special flood hazards on any official flood hazard map published by the United States Department of Housing and Urban Development (except as may pertain to possible 100 year flood plan status), or (ii) a wetland area on any official wetland inventory map published by the United States Department of the Interior, or similar state law. Each real property owned or leased by any Acquired Company has valid legal access to a public street or road and no restrictions exist pertaining to truck traffic to and from such real property except for general vehicular registrations governing speed and weight limits. The buildings and structures located on any real property owned, leased, or used by the Acquired Companies have not been insulated with a urea formaldehyde foam type installation.

         2.7         INTELLECTUAL PROPERTY.   The term "Intellectual Property Assets" shall include the names of the Acquired Companies, all other fictitious business names and trade names under which the Acquired Companies have conducted their businesses, registered and unregistered trademarks, service marks and applications (collectively, "Marks") used in connection with the Acquired Companies' businesses, all copyrights in both published works and unpublished works (collectively, "Copyrights") owned, developed or used by any of the Acquired Companies in connection with the operation of the businesses, all patents and patent applications, both domestic and foreign (collectively, "Patents") the inventions covered by which are owned or used or have been developed by any of the Acquired Companies in connection with the operation of the businesses, and all designs, inventions, know-how, trade secrets, confidential information, software, technical information, workbooks, consulting plans and products (collectively, "Trade Secrets") owned, developed or used by any of the Acquired Companies in connection with the operation of the businesses. All of the Intellectual Property Assets of the Acquired Companies are described in Part 2.7 of the Disclosure Letter. The Intellectual Property Assets are all the intellectual property necessary or used in the operation of the Acquired Companies' business and are sufficient for the continued conduct of the Acquired Companies' businesses after the closing in substantially the same manner as conducted prior to the Closing. There are no pending Proceedings or threatened disputes or disagreements with respect to the Intellectual Property Assets, and to the Knowledge of the Acquired Companies there is no basis, whether or not pending or threatened, for any challenge to the validity, enforceability, or ownership of any Intellectual Property. The Acquired Companies are the owners of all right, title and interest in and to each of the Intellectual Property Assets free and clear of all Encumbrances. No such Intellectual Property Asset infringes upon or, to the Knowledge of Acquired Companies, has been alleged to infringe upon the Intellectual property rights of any other Person.

         2.8         CONDITION AND SUFFICIENCY OF ASSETS.   Except as set forth on Part 2.8 of the Disclosure Letter, the buildings, plants, structures, and equipment of the Acquired Companies, including all equipment not shown on the Balance Sheet and as updated through Closing, as reflected on the Closing Balance Sheet, of each Acquired Company which is held by such Acquired Company pursuant to the terms of operating leases, are structurally sound, are in reasonable operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put. All buildings, plants, structures and equipment of the Acquired Companies that are capitalized on the Balance Sheet and as updated through Closing, as reflected on the Closing Balance Sheet, and all equipment held under operating leases are described in Part 2.8 of the Disclosure Letter. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         2.9         ACCOUNTS RECEIVABLE.   All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet and as updated as of the Closing Date on the Closing Balance Sheet (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Sellers make no representation or warranty regarding the collectibility of the Acquired Companies' accounts receivable, however except as set forth in Section 2.9 of the Disclosure Letter, the Accounts Receivable are current and the respective reserves shown on the Acquired Companies' books and records were calculated in accordance with GAAP. Except as set forth in Part 2.9 of the Disclosure Letter, there is no material contest or claim other than returns in the Ordinary Course of Business, under any Applicable Contract with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. A complete and accurate list of all Accounts Receivable posted on each of the Acquired Companies' books as of August 31, 2001, and an aging of such Accounts Receivable, updated through the close of business on the last business day prior to the Closing Date for the purposes of calculations as required under Section 1.5 herein has been and will be provided to the Buyer.

         2.10       INVENTORY.   The inventory of the Acquired Companies consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods. Such inventory is not excessive but reasonable in amount in the present circumstances of the Acquired Companies and is not obsolete, subject to a GAAP reserve for inventory set forth on the Balance Sheet and as updated through Closing, as reflected on the Closing Balance Sheet. A complete and accurate list of all inventory of each of the Acquired Companies as of August 31, 2001, updated through the close of business on the last business day prior to the Closing Date for the purposes of calculations as required under Section 1.5 herein has been and will be provided to the Buyer.

         2.11       NO UNDISCLOSED LIABILITIES.   Except as set forth in Part 2.11 of the Disclosure Letter, none of the Acquired Companies has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), or guarantees of any material liabilities or obligations, except for liabilities or obligations reflected or reserved against in the Balance Sheet as updated through Closing in the Closing Balance Sheet, Applicable Contracts and liabilities incurred in the Ordinary Course of Business since the respective dates thereof. None of such liabilities relate to a criminal proceeding, violation of law, breach of contract or tort obligation.

         2.12       TAXES.

                        (a)         The Sellers and/or the Acquired Companies filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Sellers and/or the Acquired Companies have delivered or will deliver within five (5) days of the execution and delivery of this Agreement to Buyers copies of, and Part 2.12 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since September 1, 1998. The Sellers and/or the Acquired Companies have paid, or made provision for the payment of, all Taxes whether or not shown on any Tax Returns or otherwise, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in Part 2.12 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and updated as of the Closing Date in the Closing Balance Sheet and updated as of the Closing Date in the Closing Balance Sheet.

                        (b)         Federal Canadian income tax assessments have been issued to PSA covering all past periods through the fiscal year ended August 31, 2000 (and such assessments, if any amounts were owing in respect thereof, have been paid, accrued in the Balance Sheet and as updated through Closing, as reflected on the Closing Balance Sheet, or, where permitted by law, security therefore has been provided. Except as set forth on Part 2.12(b) of the Disclosure Letter, the United States federal and state income Tax Returns of each Acquired Company subject to the United States Taxes described in Section 2.12(a) have not been audited by the IRS or relevant state tax authorities and the Canadian federal and provincial Tax Returns of each Acquired Company subject to the Canadian Taxes described in Section 2.12(a) have not been audited by Canada Customs and Revenue Agency or applicable provincial taxing authorities. Except as described in Part 2.12 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

                        (c)         The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. To the Knowledge of the Acquired Companies, there exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet and/or the Closing Balance Sheet and in Part 2.12 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental Body or other Person.

                        (d)         All Tax Returns filed by (or that include on a combined basis) any Acquired Company are true, correct, and complete.

         2.13       NO MATERIAL ADVERSE EFFECT.   Since August 31, 2001 other than for general economic conditions or as disclosed in Part 2.13 of the Disclosure Letter, there has not been any Material Adverse Effect, taken as a whole, and no event has occurred or circumstance exists that is reasonably likely to result in such a Material Adverse Effect. In addition, since August 31, 2001, there has been no Material Adverse Effect in the composition of the assets of the Acquired Companies.

         2.14       EMPLOYEE BENEFITS.   Except as described in Part 2.14 of the Disclosure Letter, none of the Acquired Companies maintains or operates any Employee Benefit Plan nor has any such Employee Benefit Plan been maintained or operated during the past three years. None of the Acquired Companies maintains or contributes to any Guaranteed Pension Plan or Multiemployer Plan. With respect to each Employee Benefit Plan listed in Part 2.14 of the Disclosure Letter, to the extent applicable,

                        (a)         each such Employee Benefit Plan affecting employees of Premier Agendas has been maintained and operated in all material respects in compliance with its terms and with all applicable provisions of ERISA, the Code and all applicable regulations, rulings and other authority issued thereunder and, in the case of PSA, all applicable legislation, regulations, rulings and other authority issued thereunder;

                        (b)         all contributions required by law to have been made under each such Employee Benefit Plan to any fund or trust established thereunder or in connection therewith have been made by the due date thereof;

                        (c)         each such Employee Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination letter may still be relied upon as to such tax qualified status, and no circumstances have occurred that would adversely affect qualified status of any such Employee Benefit Plan;

                        (d)         no Employee Benefit Plan affecting employees of Premier Agendas is subject to Title IV of ERISA;

                        (e)         none of such Employee Benefit Plans affecting employees of Premier Agendas that are "employee welfare benefit plans" as defined in section 3(a) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment except as required by applicable law, including section 4980B of the Code or Section 6701 of ERISA; and

                        (f)         Premier Agendas, or any trade or business (whether or not incorporated) under common control with Premier Agendas within the meaning of Section 401 of ERISA has, or at any time has had, any obligation to contribute to any "Multiemployer Plan."

PSA does not maintain a pension plan for the employees in its Canadian operations. No Acquired Company is party to any management agreement, pay equity plan, vacation or vacation pay policy, employee insurance, hospital or medical expense program or pension, retirement, profit sharing, stock bonus, deferred profit sharing, supplemental retirement, unemployment benefit, group registered retirement savings plan, disability insurance, dental services or other employee benefit plan, program or arrangement or to any executive or key personnel incentive or other special compensation arrangement or to other contracts or agreements with or with respect to officers, employees or agents other than those listed and described in Part 2.14 of the Disclosure Letter and those required to be maintained, paid or contributed to by law.

         2.15       COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                        (a)         Except as set forth in Part 2.15 of the Disclosure Letter:

                                      (i)     each Acquired Company is in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                                      (ii)     to the Knowledge of the Acquired Companies no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) is reasonably likely to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) is reasonably likely to give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                                      (iii)     no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                        (b)         Part 2.15 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned, leased or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 2.15 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 2.15 of the Disclosure Letter:

                                      (i)     each Acquired Company is in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Letter;

                                      (ii)      to the Knowledge of the Acquired Companies no event has occurred or circumstance exists that is reasonably likely to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 2.15 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 2.15 of the Disclosure Letter;

                                      (iii)     no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any material, actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any material, actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                                      (iv)     all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 2.15 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental bodies.

        The Governmental Authorizations listed in Part 2.15 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary as at the Closing Date to permit each of the Acquired Companies to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

         2.16       LEGAL PROCEEDINGS; ORDERS.

                        (a)         Except as set forth in Part 2.16 of the Disclosure Letter, there is no pending Proceeding:

                                      (i)     that has been commenced by or against any Acquired Company; or

                                      (ii)   that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions; or

                                      (iii)     relating to the Shares.

        To the Knowledge of the Acquired Companies, no such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered or will deliver to Buyers copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 2.16 of the Disclosure Letter.

                        (b)         Except as set forth in Part 2.16 of the Disclosure Letter:

                                      (i)     there is no Order to which any of the Acquired Companies, or any of the assets owned, leased or used by any of the Acquired Companies is subject;

                                      (ii)     no officer, director or, to the Knowledge of the Acquired Companies, no agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

                        (c)         Except as set forth in Part 2.16 of the Disclosure Letter:

                                      (i)   each Acquired Company is, and at all times has been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned, leased or used by it, is or has been subject;

                                      (ii)     to the Knowledge of the Acquired Companies, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned, leased or used by any Acquired Company, is subject; and

                                      (iii)     no Acquired Company has received at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned, leased or used by any Acquired Company, is or has been subject.

         2.17       ABSENCE OF CERTAIN CHANGES AND EVENTS.   Except as set forth in Part 2.17 of the Disclosure Letter, since August 31, 2001 there has not been any:

                        (a)         change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock;

                        (b)         amendment to the Organizational Documents of any Acquired Company;

                        (c)         payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any Seller, stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                        (d)         discharge or satisfaction of any Encumbrance, or payment of any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the Ordinary Course of Business as reflected on the Closing Balance Sheet;

                        (e)         adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                        (f)         damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of any of the Acquired Companies;

                        (g)         entry into (i) any license, sales representative, joint venture, credit, or similar agreement, or (ii) any Applicable Contract outside the Ordinary Course of Business;

                        (h)         termination of, or receipt of notice of termination of (i) any license, sales representative, joint venture, credit, or similar agreement or (ii) any Applicable Contract or transaction involving a total remaining commitment by any Acquired Company of at least $100,000.00;

                        (i)         sale, lease, or other disposition of any asset of any Acquired Company other than sales of inventory in the Ordinary Course of Business or dispositions of minor items of personal property, the cumulative effect of which is not material to any Acquired Company, or mortgage, pledge, or imposition of any Encumbrance on any material asset of any Acquired Company;

                        (j)         cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $100,000.00, except for lien releases given in the Ordinary Course of Business;

                        (k)         material change in the accounting methods used by any Acquired Company; or

                        (l)         agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

         2.18       CONTRACTS; NO DEFAULTS.

                        (a)         Part 2.18(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyers true and complete copies, of all Applicable Contracts which have not been fully performed and for which obligations are still outstanding, of:

                                      (i)     each Applicable Contract for which work is still to be performed or services or goods are still to be provided that involves performance of services or delivery of goods or materials by any Acquired Company of an amount or value in excess of $50,000;

                                      (ii)     each Applicable Contract for which work is still to be performed or services or goods are still to be provided that involves performance of services from a subcontractor in excess of $50,000;

                                      (iii)     each Applicable Contract that involves capital expenditures of any Acquired Company in excess of $50,000;

                                      (iv)     each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 per month);

                                      (v)     each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                                      (vi)     each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

                                      (vii)   each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                                      (viii)     each Applicable Contract containing covenants that in any way purport to restrict any Acquired Company’s business activity or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

                                      (ix)      each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                                      (x)     each power of attorney that is currently effective and outstanding;

                                      (xi)     each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

                                      (xii)     each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

                                      (xiii)     each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

        Part 2.18(a) of the Disclosure Letter sets forth information regarding such Applicable Contracts, including the parties to the Applicable Contracts, the date of such Applicable Contracts and the Acquired Company's office where details relating to the Applicable Contracts are located.

                        (b)         Except as set forth in Part 2.18(b) of the Disclosure Letter:

                                      (i)     no Seller has or may acquire any rights under, and no Seller or any shareholder of FCC has or may become subject to any obligation or liability under, any Applicable Contract that relates to the business of, or any of the assets owned, leased or used by, any Acquired Company; and

                                      (ii)     to the Knowledge of the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

                        (c)         Except as set forth in Part 2.18(c) of the Disclosure Letter:

                                      (i)     each Contract identified or required to be identified in Part 2.18(a) of the Disclosure Letter is in full force and effect; and

                                      (ii)     to the Knowledge of the Acquired Companies, no Contract identified or required to be identified in Part 2.18(a) of the Disclosure Letter contains any term or requirement that is not customary in the industries in which the Acquired Companies operate.

                        (d)         Except as set forth in Part 2.18(d) of the Disclosure Letter:

                                      (i)     each Acquired Company is in material compliance with all applicable terms and requirements of each Applicable Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned, leased or used by such Acquired Company is or was bound;

                                      (ii)     to the Knowledge of the Acquired Companies, each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is in material compliance with all applicable terms and requirements of such Contract;

                                      (iii)     to the Knowledge of the Acquired Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                                      (iv)     no Acquired Company has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                        (e)         There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed contracts with any Person having the contractual or statutory right to demand or require such renegotiation and, to the Knowledge of each Acquired Company and Seller, no such Person has made written demand for such renegotiation.

                        (f)         To the Knowledge of the Acquired Companies, the Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or is reasonably likely to be in violation of any Legal Requirement.

         2.19       INSURANCE.

                        (a)         The Acquired Companies have delivered or will deliver to Buyers on or before the date hereof:

                                      (i)     true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement to the extent in the possession of any Acquired Company or Seller or their insurance agent. Except for part 2.19(a) of the Disclosure Letter, all such coverages for Premier Agendas shall be in the form of occurrence and not claims;

                                      (ii)     true and complete copies of all pending applications for policies of insurance; and

                                      (iii)     any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                        (b)         Part 2.19(b) of the Disclosure Letter describes:

                                      (i)     any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder, which are adequately recorded in the Balance Sheet and as updated through Closing, as reflected on the Closing Balance Sheet, in accordance with GAAP;

                                      (ii)     any contract or arrangement, other than a policy of insurance for the transfer or sharing of any risk by any Acquired Company; and

                                      (iii)     all obligations of the Acquired Companies to provide coverage to third parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

                        (c)         Part 2.19(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the 3 preceding policy years:

                                      (i)     a summary of the loss experience under each policy;

                                      (ii)     a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                        (d)         Except as set forth on Part 2.19(d) of the Disclosure Letter:

                                      (i)   All policies to which PSA is a party or that provide coverage to PSA or any director or officer thereof:

                                                 (A)   are valid and outstanding;

                                                 (B)   are issued by an insurer that to the knowledge of the Acquired Companies is financially sound and reputable;

                                                 (C)   taken together, provide adequate insurance coverage for the assets and the operations of Acquired Companies for all risks normally experienced by the Acquired Companies according to their historical experience; and

                                                 (D)   are sufficient for compliance with all Legal Requirements and Contracts to which the any Acquired Company is a party or by which any of them is bound;

                                                 (E)   will not, by virtue of the Closing of this transaction, fail to continue in full force and effect following the consummation of the Contemplated Transactions.

                                      (ii)     No Seller or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                                      (iii)     The Sellers and/or Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                                      (iv)     The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

                        (e)         The insurance covering the Acquired Companies is part of FCC's group insurance coverage and such insurance will not be available to the Buyer or the Acquired Companies following the Closing.

         2.20       ENVIRONMENTAL AND OCCUPATIONAL SAFETY AND HEALTH MATTERS.   Except as set forth in Part 2.20 of the Disclosure Letter:

                        (a)         Each Acquired Company is, and at all times prior to the date hereof has been, in material compliance with, and has not been and is not currently in violation of any Environmental Law or any Occupational Safety and Health Law. No acquired Company has any reason to expect, nor have any of them received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or any Occupational Safety and Health Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                        (b)         No Acquired Company has any reason to expect, nor has any of them, received, any Order, notice, communication, inquiry, warning, citation, summons or directive that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or any Occupational Safety and Health Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities the operations of the Acquired Companies, or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                        (c)         No Acquired Company has any material Environmental, Health, and Safety Liabilities with respect to the Facilities, the operations of the Acquired Companies or, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest, or, to the Knowledge of the Acquired Companies, at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                        (d)         Other than materials used by the Acquired Companies in the Ordinary Course of Business and in compliance with all applicable Environmental Laws,, there are no Hazardous Materials present on or in the environment at the Facilities or, to the Knowledge of the Acquired Companies, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills (authorized or unauthorized), land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, swamps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Acquired Company has permitted or conducted, and is not aware of, any activity conducted with Hazardous Materials with respect to the Facilities or, to the Knowledge of the Acquired Companies, any other properties or assets (whether real, personal, or mixed) in which the Acquired Companies have or had an interest except in material compliance with all applicable Environmental Laws and Occupational Safety and Health Laws.

                        (e)         There has been no Release or threat of Release by any Acquired Company, or any other Person, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or, to the Knowledge of the Acquired Companies, from or by any geologically or hydrologically adjoining property except in material compliance with Environmental Laws.

                        (f)         Each Acquired Company has obtained all necessary permits, licenses, certificates and approvals for the operation of the Acquired Company's business and the use of the Facilities as required by Environmental Laws and Occupational Safety and Health Laws.

                        (g)         The Sellers and the Acquired Companies have delivered to Buyers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company with Environmental Laws.

         2.21       EMPLOYEES.

                        (a)         Part 2.21 of the Disclosure Letter contains a complete and accurate list of the following information as of the last day of the payroll period immediately preceding the Closing Date for each salaried employee or director of the Acquired Companies, including each salaried employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since August 31, 2001; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Employee Benefit Plan. Except as set forth on Part 2.21, no Acquired Company is a party to any written contracts of employment with any of its employees (other than union employees governed by a collective bargaining agreement) or any oral contracts of employment which are not terminable on the giving of reasonable notice, and no inducements to accept employment with such Acquired Company were offered to any such employees which have the effect of increasing the period of notice of termination to which any such employee is entitled.

                        (b)         To the Knowledge of the Acquired Companies and Sellers, no current employee or current director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business. To the Knowledge of the Acquired Companies and Sellers and based upon due inquiry, no director, officer, or other key employee of an Acquired Company intends to terminate his/her employment with such Acquired Company.

                        (c)         Part 2.21 of the Disclosure Letter contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, other benefits, and the duration for which such benefits were promised.

                        (d)         Each Acquired Company has deducted and remitted to the relevant Governmental Body or entity all income taxes, unemployment insurance contributions, Canada Pension Plan contributions, employer health tax remittances and any taxes or deductions or other amounts which it is required by statute or contract to collect and remit to any Governmental Body or other entities entitled to receive payment of such deduction. Each Acquired Company has paid to the date of this Agreement all amounts payable on account of salary, bonus payments and commission to or on behalf of any and all employees.

                        (e)         All levies under the Workers' Compensation Act (British Columbia), or under the workers' compensation legislation of any other jurisdiction where any Acquired Company carries on the business, have been paid by such Acquired Company.

                        (f)         Part 2.21 of the Disclosure Letter contains a complete and accurate list of employees in receipt of or who have claimed benefits under any weekly indemnity, long term disability or workers' compensation plan or arrangement or any other form of disability benefit program.

         2.22       LABOR DISPUTES; COMPLIANCE.   Other than as set forth in Part 2.22 of the Disclosure Letter,

                        (a)         no Acquired Company has been or is a party to any collective bargaining or other labor Contract;

                        (b)         there is no presently pending or existing, and to the Acquired Companies' Knowledge there is not threatened any strike, slowdown, picketing, work stoppage, labor arbitration, unfair labor practice complaint or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any of the Acquired Companies or their Facilities, and no application for certification of a collective bargaining agent is pending or to Affiliates' and the Acquired Companies' Knowledge is threatened;

                        (c)         except as specified on Part 2.22 of the Disclosure Letter, there are no pending, threatened or anticipated (a) employment discrimination charges or complaints against or involving any Acquired Company before any federal, state, provincial, or local board, department, commission or agency, or (b) unfair labor practice charges or complaints, under any labor relations legislation, disputes or grievances affecting any Acquired Company.

                        (d)         to the Acquired Companies' Knowledge no event has occurred or circumstance exists that is reasonably likely to provide the basis for any work stoppage or other labor dispute;

                        (e)         there is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company;

                        (f)         the Acquired Companies have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, non-discrimination, employee leave, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing; and

                        (g)         no Acquired Company is liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                        (h)         all Acquired Companies have implemented and published a policy against unlawful harassment which complies with guidance issued by the Equal Employment Opportunity Commission and, to their Knowledge, have enforced such policies.

         2.23       CERTAIN PAYMENTS.    Neither an Acquired Company nor any director, officer, agent, or employee of an Acquired Company, or any other Person acting for or on behalf of an Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of an Acquired Company.

         2.24       DISCLOSURE.   No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         2.25        RELATIONSHIPS WITH RELATED PERSONS.   Except as set forth in Part 2.25 of the Disclosure Letter, no Seller or any Related Person of Sellers has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as set forth in Part 2.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Acquired Companies' owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with an Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with an Acquired Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with an Acquired Company with respect to any line of the products or services of an Acquired Company (a "Competing Business") in any market presently served by any Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 2.25 of the Disclosure Letter, no Seller or any Related Person of Sellers is a party to any Contract with, or has any claim or right against, an Acquired Company.

         2.26       BROKERS OR FINDERS.   The Acquired Companies have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         2.27       CANADIAN SECURITIES LAWS.   PSA is a private company within the meaning of the Securities Act (British Columbia) and the sale of the Shares by the Sellers to the Purchasers will be made in compliance with all applicable securities legislation.

         Each Seller represents and warrants to Buyers, individually as to such Seller and not with respect to any other Seller, that the following statements are, as of the date hereof and will be as of the Closing Date, true and correct:

         2.28       OWNERSHIP OF STOCK.   Each Seller owns of record and beneficially the number of Shares of the Acquired Companies indicated opposite such Seller's name in Schedule 2.28 hereto, with full right and authority to sell such Shares hereunder, and upon delivery of such Shares hereunder, the Buyers will receive good title thereto, free and clear of all liens, mortgages, pledges or security interests or the rights of any third person and not subject to any agreements or understandings among any Persons with respect to the voting or transfer of such Shares other than those arising under agreements to which either Buyer is a party.

         2.29       EXECUTION, DELIVERY AND ENFORCEABILITY OF AGREEMENT; NO VIOLATION.   This Agreement has been duly executed and delivered by or on behalf of the Seller, and at the Closing any other documents required hereunder to be executed and delivered by or on behalf of the Seller will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Any other agreements required hereunder to be executed and delivered by the Seller at Closing will constitute the legal, valid and binding agreements of the Seller executing the same, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Neither the execution of this Agreement nor the consummation of the transactions provided for herein by the Seller will violate, or constitute a default under, or permit the acceleration of maturity of, except to the extent waived, the Seller's organizational Documents or any indentures, mortgages, promissory notes, contracts or agreements to which such Seller is a party or by which such Seller or such Seller's properties are bound. Upon the execution and delivery by the Seller of this Agreement, and the Sellers Releases (collectively, the "Seller's Closing Documents") the Seller's Closing Documents will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally.

         2.30       BROKERS OR FINDERS.    The Sellers have entered into an agreement with ThinkEquity Partners, pursuant to which the Sellers will be obligated to pay a fee from the proceeds received at Closing. The Sellers do hold the Buyers and the Acquired Companies harmless with respect to the obligation to pay such fee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYERS

         Buyers represent and warrant to Sellers as follows:

         3.1       ORGANIZATION AND GOOD STANDING.   Each of the Buyers is a corporation duly organized, validly existing, and in good standing under the laws of its incorporation. SSI Canada is wholly owned subsidiary of SSI and SSI is not Canadian entity.

         3.2       AUTHORITY; NO CONFLICT.

                        (a)        This Agreement constitutes the legal, valid, and binding obligation of Buyers, enforceable against Buyers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Buyers have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform their obligations under this Agreement.

                        (b)        Neither the execution and delivery of this Agreement by Buyers nor the consummation or performance of any of the Contemplated Transactions by Buyers will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                                      (i)     any provision of Buyers' Organizational Documents;

                                      (ii)     any resolution adopted by the board of directors or the stockholders of Buyers;

                                      (iii)      any Legal Requirement or Order to which Buyers may be subject; or

                                      (iv)      any Contract to which Buyers are a party or by which Buyers may be bound.

        Except as set forth in Schedule 3.2, Buyers are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3       INVESTMENT INTENT.   Buyers are acquiring the Shares for their own account and not with a view to the resale of the Shares or their distribution within the meaning of Section 2(11) of the Securities Act. Buyers understand that none of the Shares has been registered under the Securities Act or state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state laws which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyers' representations as expressed in this Section 3.3. Buyers are sophisticated business entities whose officers and directors with responsibility for determining whether to acquire the Shares have knowledge and experience in business and financial matters, are experienced in the business of the Acquired Companies and are able to evaluate the merits and risks of acquiring the Shares. Buyers have had the opportunity to obtain information regarding the Acquired Companies as desired to evaluate the merits and the risks inherent in holding the Shares and have been given an opportunity to discuss the acquisition of the Shares and the business and financial condition of the Acquired Companies with officers, directors, and other representatives of Sellers and the Acquired Companies.

         3.4       CERTAIN PROCEEDINGS.   There is no pending Proceeding that has been commenced against Buyers and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyers' Knowledge, no such Proceeding has been threatened.

         3.5       BROKERS OR FINDERS.   Buyers and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.6       FINANCIAL CAPACITY TO CLOSE.   The Buyers have adequate cash in the bank or have arranged for the funds necessary to close the transactions contemplated hereby and this transaction is not subject to any financing contingencies on the part of the Buyers.

ARTICLE IV

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYERS

        Buyers' obligation to purchase the Shares and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

         4.1       [This section is intentionally deleted.]

         4.2       SELLERS' AND THE ACQUIRED COMPANIES' PERFORMANCE.

                        (a)        All of the covenants and obligations that Sellers and the Acquired Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                        (b)        Each Seller or the Acquired Companies, as the case may be, must have delivered each of the documents required to be delivered by such Seller pursuant to Section 1.4.

         4.3       CONSENTS.    Each of the Consents required to be obtained from any Person or Governmental Body to consummate the transactions contemplated by this Agreement, the failure of which to obtain would have a Material Adverse Effect, must have been obtained and be in full force and effect. Notwithstanding the foregoing, if any Consent has not been obtained which would give the Buyer the right not to close such transactions because of such failure to obtain a material Consent, the Seller may elect to indemnify and hold harmless the Buyer under the terms of Article VIII without application to the Indemnification Deductible, from the damages resulting from such failure and the Buyer shall then be required to proceed with a closing of such transactions notwithstanding that such Consent has not been obtained. The parties agree that in such event, each will work reasonably and in good faith following the Closing to obtain such Consent. All corporate and other action necessary to authorize the execution, delivery and performance of this Agreement by Sellers and the Acquired Companies and the consummation by Sellers and the Acquired Companies of the transactions contemplated by this Agreement shall have been duly and validly taken and Sellers shall have full right and power to sell the Shares and Sellers shall have full right and power to perform their obligations upon the terms provided in this Agreement.

         4.4       [This Section is intentionally deleted.]

         4.5       NO MATERIAL ADVERSE EFFECT.   During the period from August 31, 2001 through the Closing Date, there shall not have been any Material Adverse Effect on the value, assets, and/or business(s) of the Acquired Companies, and/or none of the events described in Section 2.17 of this Agreement shall have occurred. In the event that through the due diligence process, the Buyers determine prior to Closing that a Material Adverse Effect exists which differs from Sellers representations and warranties and the content of the Disclosure Letter, they shall have the option not to consummate the Contemplated Transactions, unless the Sellers are willing to indemnify the Buyers regarding all such matters which compose the Material Adverse Effect(s) under the terms of Article VIII without application of the Indemnification Deductible. The Buyers

         4.6       ADDITIONAL DOCUMENTS.   Sellers must have caused the following documents to be delivered to Buyers:

                        (a)         an opinion of counsel to the Sellers, dated the Closing Date, in a form which shall be mutually acceptable to the Buyers and the Sellers;

                        (b)        certified copy of a resolution of the board of directors of FCC approving the transfer of the Premier Agendas Shares to the Buyers and the Contemplated Transactions and a resolution of the board of directors of FC Canada approving the transfer of the PSA Shares;

                        (c)        certified copies of the Organizational Documents of each of the Acquired Companies, FC Canada and FCC;

                        (d)        statutory declaration of the FC Canada concerning Canadian qualification of FC Canada or other reasonable and satisfactory evidence that FC Canada is at the Closing Date a corporation in good standing under the laws of Canada within the meaning of the Tax Act;

                        (e)        certificate of the Sellers concerning the matters referred to in Section 4.2 hereof and confirming that all conditions under this Agreement in favor of the Sellers have been either fulfilled or waived;

                        (f)        certificates of incumbency of FCC, FC Canada and each Acquired Company;

                        (g)        share certificates duly endorsed for transfer representing all Shares;

                        (h)        resignation letters from each of the directors of the Acquired Companies, which resignations shall be effective as of the Closing;

                        (i)         a license agreement in the form attached hereto as Exhibit 4.6(i) shall have been entered into between FCC and the Acquired Companies;

                        (j)        such other documents as Buyers may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' and the Acquired Companies' representations and warranties, (ii) evidencing the performance by either Sellers or the Acquired Companies of, or the compliance by each Seller and Acquired Company with, any covenant or obligation required to be performed or complied with by such Seller or Acquired Company, (iii) evidencing the satisfaction of any condition referred to in this Article IV, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions;

         Sellers shall cause the following documents to be delivered to Buyers within a reasonable time (not to exceed 60 days) following the Closing:

                        (k)        certificates of good standing of FCC, FC Canada, and each Acquired Company in each jurisdiction in which they are qualified to do business.

         4.7       NO PROCEEDINGS.    There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by the Sellers to the Buyers.

         4.8       [This Section was intentionally deleted.]

         4.9       NO PROHIBITION.   Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause either Buyer or any Person affiliated with either Buyer to suffer any Material Adverse Effect under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         4.10       COMPLIANCE WITH LAW.    There shall have been obtained any and all Governmental Authorizations which counsel for Buyers may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement and the Transaction Agreements will be in compliance with Legal Requirements and the failure of which to obtain would have a Material Adverse Effect on the Buyers or the Acquired Companies. There shall have been obtained, from all appropriate Governmental Bodies, such Consents as are required to permit the change of ownership and due registration of the Shares contemplated by this Agreement, including, without limitation, the following:

                        (a)        Investment Canada - The Buyers shall have either received:

                                      (i)     a receipt issued under subsection 13(1) of the Investment Canada Act certifying that a complete notice in prescribed form in respect of the acquisition has been received and advising that such acquisition is not reviewable or a notice from the Minister of Industry issued under sections 21, 22 or 23 of the Investment Canada Act, indicating that such Minister is, or is deemed to be, satisfied that the acquisition is likely to be of net benefit to Canada;

                                      (ii)     an opinion of the Minister of Industry issued under subsection 37(2) of the Investment Canada Act indicating that such Minister is of the opinion that the Investment Canada Act is not applicable to the transactions contemplated herein; or

                                      (iii)     an opinion of a reputable Canadian law firm engaged by Seller that the Investment Canada Act does not apply to the transaction.

         4.11       NOTICES.   Sellers will give any notices to third parties required by agreements with such third parties where the failure to give or such notice would have a Material Adverse Effect or pursuant to Legal Requirements where the failure to give such notice would have Material Adverse Effect. The parties will have filed with the Federal Trade Commission and the Antitrust Division of the U. S. Department of Justice all filings required by the HSR Act and shall have received a notice from the Federal Trade Commission and the United States Department of Justice that such transaction may proceed.

         4.12       [This Section was intentionally deleted.]

         4.13       DISCLOSURE LETTER.   The Sellers and the Acquired Companies shall have provided the Buyers full and complete and final copies of the Disclosure Letter including supplements thereto as limited under the terms of Section 6.8. Further in the event that under the terms of Section 6.8 herein, the Sellers shall submit supplements to the Disclosure Letter to the Buyers, which in the aggregate describe matters which do in the aggregate indicate Material Adverse Change(s) in the value, assets and/or business(s) of the Acquired Companies, then, unless the Sellers are willing to indemnify the Buyers regarding such Material Adverse Change(s) under the terms of Article VIII without application to the Indemnification Deductible, the Buyers shall not be required to conclude the Contemplated Transactions.

         4.14        SPECIAL CIRCUMSTANCES.   Notwithstanding any other provision of this Article IV or Section 6.8 to the contrary, if prior to the Closing, Buyers shall discover events, conditions, or circumstances, which (i) individually or in the aggregate would have a direct financial consequences or affect the value of the Acquired Companies to the Buyers or the Acquired Companies of $10,000,000 or more and which constitute a change or breach of the representations of the Sellers set forth in Article II or in the Disclosure Letter delivered at the time of the execution of this Agreement and as supplemented in accordance with Section 6.8, or (ii) reveal that the Acquired Companies have engaged in practices that (A) violate public policy and such violation would have a material damaging impact on the reputation or business of the Buyers or the Acquired Companies; or (B) violate the felony criminal statutes of any jurisdiction; or (C) the sale of products or services of any Acquired Company is enjoined and such injunction shall have a Material Adverse Effect, then in the event of the occurrence of any of the foregoing, Buyers shall have the option to (x) require Seller, as a condition of Closing, to indemnify Buyers and the Acquired Companies in a manner reasonably acceptable to the Buyers, against such events or circumstances, or (y) in the alternative not to close the Contemplated Transactions. Sellers shall not be obligated to indemnify Buyers or the Acquired Companies against such events or circumstances, provided that if Sellers are unwilling to indemnify Buyers, Buyers’ sole options shall be to proceed with the Closing or to terminate this Agreement and not close the Contemplated Transactions. If Buyers elect to terminate this Agreement and not close the Contemplated Transactions pursuant to the terms of this Section 4.14, then in such event, Buyers shall have no liability to Sellers for not closing the Contemplated Transactions.

ARTICLE V

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

         5.1       ACCURACY OF REPRESENTATIONS.   All of Buyers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         5.2       BUYER'S PERFORMANCE.

                        (a)         All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                        (b)        Buyers must have delivered each of the documents required to be delivered by Buyers pursuant to Section 1.4 and must have made the cash payments required to be made by Buyers pursuant to Section 1.4.

         5.3       ADDITIONAL DOCUMENTS.   Buyers must have delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 4.6, (ii) evidencing the accuracy of any representation or warranty of Buyers, (iii) evidencing the performance by Buyers of, or the compliance by Buyers with, any covenant or obligation required to be performed or complied with by Buyers, (iv) evidencing the satisfaction of any condition referred to in this Article 5, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         5.4       NO INJUNCTION.   There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Sellers to Buyers.

         5.5        BANK ONE APPROVAL.   The Sellers shall receive the approval of Bank One, National Association as the primary financial lender of the Sellers, to the Contemplated Transactions.

         5.6       JOINT MARKETING AGREEMENT.   The Sellers and Buyers shall have entered into and delivered a Joint Marketing Agreement as of the Closing Date in a form that is mutually agreeable to the Buyers and the Sellers. The Sellers and the Buyers shall act reasonably and in good faith in the negotiation of this Joint Marketing Agreement.

ARTICLE VI

COVENANTS OF THE SELLERS

         6.1       CONDUCT OF BUSINESS PRIOR TO CLOSING.   Between the date of this Agreement and the Closing Date, the Acquired Companies will, unless the Acquired Companies obtain the written consent of Buyers (which shall not be unreasonably withheld or delayed):

                        (a)        conduct the business of the Acquired Companies only in the Ordinary Course of Business;

                        (b)        use their Best Efforts to preserve intact the current business organization of the Acquired Companies, keep available the services of the current officers, employees, and agents of the Acquired Companies, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Companies;

                        (c)        confer with Buyers concerning operational matters of a material nature;

                        (d)        not make or commit to make any capital expenditure in excess of $100,000.00;

                        (e)         report regularly to Buyers concerning the status of the business, operations, and finances of the Acquired Companies;

                        (f)        continue in force and in good standing all existing insurance maintained by it;

                        (g)        comply with all applicable Legal Requirements; and

                        (h)        comply with all restrictive covenants described in Article I of this Agreement.

         6.2        ACCESS FOR INVESTIGATION.   Between the date of this Agreement and the Closing Date, the Sellers, the Acquired Companies and their Representatives will, (a) afford Buyers and their representatives free and full access to the Acquired Companies' management to discuss the Acquired Companies' business operations, assets, liabilities, actual or potential litigation and claims, properties and prospects with the Acquired Companies' employees, agents, accountants, attorneys, customers, suppliers, and other persons having business dealings with the Acquired Companies or knowledge of the issues, (b) afford Buyers and their representatives full and free access to the Acquired Companies properties (including subsurface testing), contracts, books and records, and other documents and data, (c) furnish Buyer and Buyers' advisors and representatives with copies of all such contracts, books and records, and other existing documents and data as Buyers may reasonably request, and (d) furnish Buyers and Buyers' Advisors and representatives with such additional financial, operating, and other data and information as Buyers may reasonably request in the possession or control of any Acquired Company or Seller, or as to which any of the Sellers or the Acquired Companies have Knowledge.

         6.3        NEGATIVE COVENANT.   Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Sellers and the Acquired Companies will not, without the prior consent of Buyer, which shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.17 are likely to occur.

         6.4        REQUIRED APPROVALS.   As promptly as practicable after the date of this Agreement, the Sellers and the Acquired Companies will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, the Sellers and the Acquired Companies will (a) cooperate with Buyers with respect to all filings that Buyers elect to make (as may not be detrimental to the Sellers) or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 3.2 (including taking all actions requested by Buyer to cause early termination or any applicable waiting period under the HSR Act).

         6.5        NOTIFICATION.   Between the date of this Agreement and the Closing Date, each of the Acquired Companies and each Seller will promptly notify Buyers in writing if such Seller or the Acquired Companies becomes aware of any fact or condition that causes or constitutes a Breach of any representations and warranties of the Acquired Companies, and the Sellers as of the date of this Agreement, or if such Seller or an Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Acquired Companies will promptly notify Buyer of the occurrence of any Breach of any covenant in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article IV or V impossible or unlikely.

         6.6        NO NEGOTIATION.   Each of the Sellers and the Acquired Companies will, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Acquired Companies, or any of the capital stock of the Acquired Companies, or any merger, consolidation, business combination, or similar transaction involving the Acquired Companies.

         6.7        BEST EFFORTS.   Between the date of this Agreement and the Closing Date, Sellers and the Acquired Companies will use their Best Efforts to cause the conditions in Articles IV and VI to be satisfied.

         6.8        SUPPLEMENTS TO DISCLOSURE LETTER.   Sellers and the Acquired Companies shall have the right and obligation, from time to time, on or prior to the Closing, to supplement the material set forth in the Disclosure Letter only if such supplements are based upon events that have occurred subsequent to the execution and delivery of this Agreement and up to and including the Closing Date. In the event that such supplements in the aggregate describe matters which do not in the aggregate indicate Material Adverse Change(s) in the value, assets and/or business(s) of the Acquired Companies, then such supplements may be submitted by the Sellers to the Buyers without the approval of the Buyers and shall be effective amendments to the Disclosure Letter. In the event that such supplements in the aggregate describe matters which do in the aggregate indicate Material Adverse Change(s) in the value, assets and/or business(s) of the Acquired Companies, then the Sellers acknowledge that they may, as provided in Section 4.13 hereof, but shall not be obligated to, indemnify the Buyers from the effects of such supplements. If Sellers are willing to make such an indemnity, such supplements shall be informational only and without impact regarding the level of liability of the Sellers under the terms of this Agreement (including but not limited to Article VIII herein without the application of the Indemnification Deductible). Further if Sellers are willing to make such an indemnity, Buyers may not use such disclosures as a reason for not closing the Contemplated Transactions. In the event that the Sellers are unwilling to indemnify the Buyers with respect to the matters raised in such supplements and Buyers then elect to consummate the Contemplated Transactions such election shall be a waiver of the indemnification by the Sellers of such matters under the terms of Article VIII of this Agreement.

         6.9        PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.   Except as expressly provided in this Agreement or as approved by the Buyers, Sellers will cause all indebtedness of any Seller or Related Person of a Seller to an Acquired Company to be paid in full no later than ten (10) days after Closing.

         6.10        PRIOR TAXATION PERIODS.   The Sellers shall jointly and severally indemnify and hold harmless each Acquired Company and the Buyers in respect of liability of each Acquired Company for Taxes relating to all financing periods of the Acquired Companies commencing prior to the Closing Date and ending on the Closing Date. The Buyer shall be responsible for all Taxes of the Acquired Companies attributable to periods on or after the Closing Date. If any of the Acquired Companies receives an assessment or reassessment in respect of which the indemnity of the Sellers may extend, the Buyers shall cause the Acquired Company so assessed or reassessed, as soon as practicable after receipt thereof to deliver to the Sellers a copy of such assessment or reassessment and the Buyers shall notify the Sellers of its claim, if any, against the Sellers in accordance with the provisions of Article VIII hereof. The provisions of Article VIII and Section 7.6 shall apply with regard to the right of the Sellers to contest any assessment or reassessment relating to the Acquired Companies prior to the Closing Date.

         6.11        CANCELLATION OF INTERCOMPANY ACCOUNTS.   As of the Closing the Sellers shall cancel all intercompany payables and receivables due by and among the Sellers and the Acquired Companies. This cancellation shall include but not be limited to the cancellation of the Notes Payable to FCC.

         6.12        RETAINED CLAIMS.   Notwithstanding the foregoing, both prior to and after Closing, Sellers shall retain all liability with respect to, have sole authority for, and responsibility to act in the defense, settlement, or other resolution of Black et al. v. The Premier Company and Franklin Covey Company (Civil Action No. 01-4317, pending in the Federal District Court of the Eastern District of Pennsylvania), Alexander v. Premier Graphics (37 ECR-0037-01-2, pending before the State of Washington Human Rights Commission and Equal Employment Opportunity Commission) any successor or related claims and any claims alleging unlawful discrimination in employment against any of the Sellers and/or the Acquired Companies (collectively "Retained Claims"). The Sellers shall have no obligation to consult with Buyers concerning, such defense, settlement, or resolution of the Retained Claims. Following closing, Buyer shall provide to the Sellers, following reasonable notice, but without the necessity of service of legal process by Sellers, with access to such records, generated prior to the Closing Date and access to its employees as may be reasonably requested by Sellers in defense, settlement, or resolution of the Retained Claims.

         6.13        ADULT LEADERSHIP TRAINING PROGRAM.   The Sellers shall as of the Closing, retain the operations (including expenses) and assets of the Acquired Companies related to the Adult Leadership Training Program.

ARTICLE VII

COVENANTS OF THE BUYERS

         7.1        CONFIDENTIALITY.  The Buyers shall keep confidential all confidential technology and any other confidential information (unless readily available from public or published information or sources or required to be disclosed by law) obtained from either the Sellers or any Acquired Company. If this Agreement is terminated without completion of the transactions contemplated herein, then, promptly after such termination, all documents, working papers and other written material obtained by the Buyers from the Sellers or any Acquired Company in connection with this Agreement shall be returned by the Buyer to the Party from whom such materials were obtained. Notwithstanding any provision of this Agreement to the contrary, this Agreement does not terminate or supercede the terms of that certain Confidentiality Agreement dated October 12, 2001 between FCC and SSI, which agreement shall remain in full force and effect, except as provided by law. Such Confidentiality Agreement shall be considered null and void upon the consummation of the Contemplated Transactions.

         7.2        APPROVALS OF GOVERNMENTAL BODIES.  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyers will, and will cause each Related Person to (a) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter.

         7.3        BEST EFFORTS.  Between the date of this Agreement and the Closing Date, Buyers will use their Best Efforts to cause the conditions in Article IV and V to be satisfied.

         7.4        INVESTMENT CANADA NOTIFICATION.  Before or immediately after the execution and delivery of this Agreement, the Buyers shall provide the required notification of the acquisition of control of PSA to SSI Canada, if any, under the Investment Canada Act in accordance with the provisions thereof and the regulations thereunder and shall thereafter promptly respond to all enquiries, corrections or other matters which may from time to time be required or requested from the Buyers by Investment Canada.

         7.5        ss.338(h)(10) ELECTION.  The Buyers do covenant to the Sellers that they shall not elect underss.338(h)(10) of the Code regarding the Acquired Companies and the Contemplated Transactions.

         7.6        TAX MATTERS

                        (a)        Returns.

                                      (i)     Tax Periods Ending Before the Closing Date.  Buyers shall prepare and file or cause the Acquired Companies to prepare and file all Tax Returns (including, without limitation, all income Tax Returns relating to income Taxes imposed by Canadian Governmental Bodies) for the Acquired Companies for all periods ending on or before the Closing Date that are to be filed after the Closing Date. Sellers shall prepare and file all income Tax Returns of the Acquired Companies relating to income Taxes imposed by the United States of America and each state therein (such United States federal and state income Tax Returns being “US Returns”) for such periods that are to be filed after the Closing Date. Buyers shall allow Sellers to review and comment on each such Tax Return prepared by Buyers and shall revise such Tax Returns as Sellers reasonably request. The Sellers shall reimburse Buyers for all Taxes of the Acquired Companies paid for any tax year, tax period or portion thereof ending on or before the Closing Date, but only to the extent such Taxes exceed the amount of Taxes in the reserve for Tax liability reflected in the Balance Sheet and as updated through the Closing Date on the Closing Balance Sheet. Buyers and the Acquired Companies shall reasonably cooperate with and provide information relating the Acquired Companies to Sellers in connection with the preparation of each US Return.

                                      (ii)     Tax Periods Beginning Before and Ending After the Closing Date.   Buyers shall prepare and file or cause to be prepared and filed all Tax Returns of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyers the amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability shown in the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Acquired Companies.

                                      (iii)     Tax Periods Beginning After the Closing Date.   The Buyer and the acquired Companies shall be liable for, and shall indemnify and hold the Sellers harmless against any and all Taxes imposed on the Acquired Companies relating or apportioned to any portion of any taxable year thereof ending after the Closing Date.

                        (b)        Refunds or Credits.   The Buyers and the Acquired Companies shall promptly pay to the Sellers any refunds or credits of Taxes for which the Sellers may be liable under Section 7.6(a) hereof or that relate to Tax periods or portions thereof ending on or prior to the Closing Date. For purposes of this Section 7.6(b), the term "refund" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of either Seller, Buyers shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes. Buyers shall be entitled to all other refunds and credits of Taxes; provided, however, they will not allow the amendment of any of the Acquired Companies' Tax Returns relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without the Sellers' consent (which will not be unreasonably withheld).

                        (c)         Mutual Cooperation.   As soon as practicable, but in any event within 20 days after either Sellers’ or Buyers’ request, as the case may be, Buyers shall deliver to Sellers or Sellers shall deliver to Buyers, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Acquired Companies and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Sellers, Buyers or the Acquired Companies to satisfy their accounting or Tax requirements. For a period of five years from and after the Closing, Buyers and Sellers shall, and shall cause their affiliates to, maintain and make available to the other party, on such other party’s reasonable request, copies of any and all information, books and records referred to in this Section 7.6(c). After such five-year period, Buyers or Sellers may dispose of such information, books and records, provided that prior to such disposition, Buyers or Sellers shall give the other party the opportunity to take possession of such information, books and records.

                        (d)        Contests.   Whenever any Governmental Body asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which either Seller is or may be liable under this Agreement, Buyers shall, if informed of such an assertion, promptly inform Sellers, and Sellers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which either Seller may be liable under the Agreement. Whenever any Governmental Body asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which either Buyer is liable under this Agreement, Buyers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which either Seller is liable under this Agreement.

         7.7        TRANSFERS OF THE SHARES.    The Buyers shall not effect any offer or sale of the Shares, or any portion thereof or interest therein, except pursuant to an effective registration statement under the Securities Act and in compliance with other applicable federal, state and provincial securities laws or in reliance on a valid exemption from the registration requirements of such laws.

ARTICLE VIII

INDEMNIFICATION

         8.1        GENERAL INDEMNIFICATION BY THE SELLERS.  Each of the Sellers do jointly and severally covenant and agree to indemnify, defend, protect and hold harmless the Buyers and their officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of all liabilities, losses, claims, damages (excluding any incidental, special or consequential damages, but including any diminution of value damages), punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages), costs and expenses (including without limitation reasonable attorneys' fees and disbursements), and diminution in value, relating to the Acquired Companies, whether or not involving a third party claim (collectively, "Damages") suffered, sustained, incurred or paid by any Indemnified Party in connection with, resulting from, or arising out of, directly or indirectly:

                        (a)        any breach of any representation or warranty of the Sellers set forth in this Agreement subject to content of the Disclosure Letter and its supplements as limited by the terms of Section 6.8 of this Agreement or certificate delivered pursuant to Section 1.4(a)(iii) delivered by or on behalf of the Sellers in connection herewith; or

                        (b)        any nonfulfillment of any covenant or agreement on the part of the Sellers set forth in this Agreement; or

                        (c)        any claim for fees or commissions of any broker or agent employed or alleged to have been employed by the Sellers; or

                        (d)        any claim regarding representations and warranties under Sections 2.16 (including Retained Claims) or 2.20 of this Agreement regardless of the contents of the Disclosure Letter and/or any supplements thereto as same may relate to these Sections. Notwithstanding anything to the contrary herein, such information in the Disclosure Letter regarding these Sections shall be informational only and shall not effect the liability of the Sellers under the terms of this Agreement; or

                        (e)        any insured claims based upon insurance as described under Section 2.19 herein provided by the Sellers to the Acquired Companies subject to the lesser of (i) the currently in effect deductible or (ii) $25,000 per occurrence and/or their employees or Employee Benefits as described under Section 2.14 herein provided by the Sellers to the Acquired Companies and/or their employees which cease as of the Closing for events occurring prior to the Closing Date whether known or unknown; or

                        (f)        any and all Damages incident to any of the foregoing or to the enforcement of this Article 8.

         The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         8.2        LIMITATION AND EXPIRATION.   Notwithstanding the above:

                        (a)        there shall be no liability for indemnification under Section 8.1 unless, the aggregate amount of Damages exceeds $1,000,000.00 (the "Indemnification Deductible"), whereupon Sellers shall only be liable under this Article 8 for the total amount of Damages in excess of the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to (i) payments permitted under Section 1.5 of this Agreement; (ii) any supplements to the Disclosure Letter which in the aggregate indicate a Material Adverse Effect relating to the value, assets, and/or business of the Acquired Companies and for which the Sellers have agreed to indemnify the Buyers; (iii) compliance issues regarding the covenants listed in Section 6.10 of this Agreement; (iv) claims under Section 8.1(d); and (v) the lesser of the policy deductible or $25,000 for insurance claims as described under Section 8.1(e) of this Agreement;

                        (b)        the aggregate amount of the Sellers' liability under this Article 8 shall not exceed $100,000,000.00;

                        (c)        the indemnification obligations under this Article 8, or in any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 8.2(c):

                                      (i)     (A)   with respect to claims relating to or arising out of breaches of the covenant relating to tax matters contained in Section 6.10 of this Agreement or breaches of the warranties of Sections 2.12 and 2.15 of this Agreement the date that is six (6) months after the expiration of the longest applicable federal, state or provincial statute of limitation (including mutually agreed-upon extensions thereof), or in cases in which no statute of limitations applies, five (5) years from the Closing Date, or (B) with respect to representations and warranties made in Section 2.20 seven (7) years after the Closing Date, or (C) with respect to all claims other than those referred to in clause (i)of this Section 8.2(c), twenty-four months (24) months after the Closing Date (the “Twenty-Four Month Anniversary”); or

                                      (ii)     the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 8.2(c) for which Buyer has made a written indemnification claim against Sellers pursuant to the provisions of Section 8.4 hereof (such claims referred to as “Pending Claims”).

         8.3        INDEMNIFICATION BY BUYERS.   Buyers will, jointly and severally, indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyers in this Agreement or in any certificate delivered by Buyers pursuant to this Agreement, (b) any Breach by Buyers of any covenant or obligation of Buyers in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyers (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or the claim made against the Sellers relating to any guaranty issued by the Sellers regarding an obligation of the Acquired Companies which has accrued and occurred following the Closing Date.

         8.4        INDEMNIFICATION PROCEDURES.   All claims or demands for indemnification under this Article 8 ("Claims") shall be asserted and resolved as follows:

                        (a)        In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 or Section 8.3 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party against an Indemnifying Party, the Indemnified Party shall, within thirty (30) days of receipt of a written demand for a Claim, notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.4(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

                        (b)        (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated), prior to and during the Notice Period, to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                                      (ii)     In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party’s discretion and if the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to the terms of this Agreement, the Indemnified Party shall be entitled to indemnity as provided in this Agreement.

                                      (iii)     If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have a material adverse effect on any Indemnified Party or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder if the Indemnifying Party were liable for such amounts under the provisions of this Agreement. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in and control, the defense of such Third Party Claim at the sole cost and expense of the Indemnified Party.

                        (c)        Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim under a Claim Notice, and an Indemnified Party may make a Claim hereunder, for Damages, provided the Claim Notice sets forth the specific basis for any such Claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

                        (d)        The Indemnified Party agrees to give the Indemnifying Party written notice of any actual, threatened or possible claim or demand which may give rise to a right of indemnification within fifteen (15) days of becoming aware of the foregoing.

                        (e)        The parties will make appropriate adjustments for any Tax benefits and/or Tax detriments (excluding the tax effect of deductions for amounts not paid by the Seller due to the Indemnification Deductible) (calculated at a tax rate of 40%) or insurance proceeds in determining the amount of any indemnification obligation under this Article 8, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

         8.5       REMEDIES CUMULATIVE.   The remedies set forth in this Article 8 are the sole and exclusive remedy of the Buyers with respect to a breach of any representation or warranty hereunder. The provisions of this Section 8 shall be the exclusive basis for asserting claims against or the imposition of liability on the Sellers in connection with this Agreement and/or the transactions contemplated hereby whether based on contract, tort, statute or otherwise, with the exception of issues of fraud and/or seeking injunctive relief.

ARTICLE IX

MISCELLANEOUS

         9.1        EXPENSES.   Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyers will be responsible for payment of their own expenses and the Sellers will be responsible for payment of their respective expenses. No expenses of this transaction shall be charged to or be a liability of the Acquired Companies.

         9.2        AMENDMENT AND MODIFICATION.   This Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the parties hereto.

         9.3        WAIVER; CONSENTS.   The rights and remedies of the parties to this Agreement are cumulative and not alternative. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by each party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

         9.4        FURTHER ASSURANCES.   The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as another party hereto may at any time reasonably request, including before, at and after the Closing, for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

         9.5        DISCLOSURE LETTER.

                        (a)        The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                        (b)        In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         9.6        NOTICES.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested within two business days after being sent by telecopier, (iii) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (iv) three business days after being sent by registered or certified mail, return receipt requested, in each case to the other party at the following addresses and telecopier numbers (or to such other address or telecopier number for a party as shall be specified by like notice; provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof):

If to SSI:	School Specialty, Inc. Attn: Daniel P. Spalding, CEO W6316 Design Drive Greenville, WI 54942 Facsimile: 920-882-5863

With a copy to:	Joseph F. Franzoi IV Franzoi & Franzoi, S.C. 514 Racine Street Menasha, WI 54952 Facsimile: 920-725-0998

If to FCC or Franklin Canada:	Franklin Covey Co. 2200 West Parkway Boulevard Salt Lake City, Utah 84119 Attn: Val John Christensen Facsimile: 801-817-8197

With a copy to:	Parr Waddoups Brown Gee & Loveless Suite 1300 185 South State Street, Suite 1300 Salt Lake City, Utah 84111-1537 Attn: Scott W. Loveless Facsimile: 801-532-7750

         9.7        ASSIGNMENT.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder or with respect hereto.

         9.8        GOVERNING LAW.    This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the state in which the action is brought. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the City of Salt Lake City, Utah should the action be initially filed by the Buyers or be adjudicated in a court of competent civil jurisdiction sitting in the City of Milwaukee, Wisconsin should the action be initially filed by Sellers and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper. Nothing in this Agreement shall affect or diminish any party's right to serve summonses and other legal process in any other manner permitted by law in connection with any Suit in the jurisdictions and locations described above.

         9.9        JURISDICTION.  Any process against Buyers, or any of the Sellers in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address of such party set forth in Section 9.6 with the same effect as though served on it.

         9.10        COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. ANY SIGNATURE AFFIXED TO THIS DOCUMENT AND RECEIVED IN TELECOPY FORM SHALL BE DEEMED AN ORIGINAL SIGNATURE.

         9.11        INTERPRETATION.   The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Unless otherwise provided, all references in this Agreement to articles and sections refer to the corresponding articles and sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular article, section, subsection, paragraph, clause or other subdivision hereof. Whenever the term "including" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept to which reference is made."

         9.12        ENTIRE AGREEMENT.   This Agreement, including the Exhibits and the documents, instruments and schedules referred to herein and in the Transaction Agreements, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein and in the Transaction Agreements. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.13        ATTORNEYS' FEES.   In the event any party hereto institutes a Proceeding against any other party hereto for a claim arising out of or to enforce this Agreement, the losing party shall pay the reasonable attorneys' fees and court costs incurred by the prevailing party in connection with such Proceeding.

         9.14        TIME OF ESSENCE.   With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

         9.15        CONSTRUCTION.   The parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

         9.16        SEVERABILITY.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of the court of competent jurisdiction declares that a term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.17        NO THIRD-PARTY BENEFICIARIES.   This Agreement shall not confer any rights or remedies upon any persons other than the parties and their respective successors or permitted assigns.

         9.18        INCORPORATION OF EXHIBITS AND SCHEDULES.    The exhibit and Disclosure Schedules identified in this Agreement are incorporated herein by reference and are a part hereof.

         9.19        PUBLICITY.   No party to this Agreement will make any press release or announcement, public or otherwise, in connection with the transactions contemplated hereby without the prior approval of the other party, except as may be required by law.

         9.20        SSI CANADA NAME.    Following the execution and delivery of this Agreement and up to and prior to the Closing SSI Canada shall have the right to revise its corporate name.

ARTICLE X

DEFINITIONS

         For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement. Any reference or citation to a law, statute or regulation shall be deemed to include any amendments to that law, statute or regulation and judicial and administrative interpretations of it.

         "ACQUIRED COMPANIES"--Premier Agendas, PSA, and each of their respective subsidiaries, collectively.

         "ACQUIRED COMPANIES' ACCOUNTANTS"--Arthur Andersen LLP.

         "ADULT LEADERSHIP TRAINING PROGRAM" - The Adult Leadership Training Program shall mean all business activities of the Acquired Companies in selling and providing training services in The 7 Habits of Highly Effective People, What Matters Most, The 4 Roles of Leadership and any other Franklin Covey exclusively owned training curriculum to Kindergarten through 12th grade school teachers and administrators by, among other means, selling seats in public seminar programs presented by Franklin Covey, delivering on-site training events at clients' facilities, or licensing client-employed certified training facilitators to present the foregoing curricula in-house.

         "AFFILIATE"--with respect to a specified Person, (a) any entity of which such Person is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 10% or more of any class of equity security thereof or other financial or voting interest therein; (b) any director, executive officer, partner, trustee or other fiduciary or any direct or indirect beneficial owner of 10% or more of any class of equity security of, or other financial or voting interest in, such entity; or (c) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, "executive officer" means the president, any vice president in charge of a principal business unit, division or function such as sales, administration, research and development, or finance, and any other officer, employee or other Person who performs a policy making function or has the same duties as those of a president or vice president. For purposes of this definition, "control" (including "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. When used without reference to a particular Person, "Affiliate" means an Affiliate of any of the Sellers. Without limiting the foregoing, for the purpose of this Agreement, each of Sellers shall be deemed to be Affiliates of each other.

         "ALLOCATION SCHEDULE"--Schedule 1.2(a) describing the allocation of the Purchase Price among Sellers.

         "APPLICABLE CONTRACT"--any Contract (a) under which any Acquired Company has any rights, (b) under which any Acquired Company has any obligation or liability, or (c) by which any Acquired Company or any of the assets owned, leased or used by any Acquired Company is bound.

         "BALANCE SHEET"--The combined balance sheets of the Acquired Companies as of August 31, 2001 which have been included in the audited consolidated financial statements of the Sellers.

         "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to maximize to the extent reasonably practicable the prospects that a result will occur.

         "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision and causes damage to such person, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "BUYER'S AUDITORS"--Arthur Andersen LLP, or such other independent public accounts as may be engaged by the Buyers from time to time.

         "CLOSING"--as defined in Section 1.3.

         "CLOSING DATE"--the date and time as of which the Closing actually takes place.

         "COMBINED WORKING CAPITAL"--total current assets minus total current liabilities as determined on a combined basis, for the Acquired Companies in accordance with GAAP. Notwithstanding the foregoing, the amount of reserves included in Combined Working Capital, as of the Closing Date shall be calculated in accordance with GAAP but shall not be less than the amount as recorded in the Balance Sheets of the Acquired Companies as of August 31, 2001. Further notwithstanding the foregoing, current assets and current liabilities in accordance with GAAP for the purpose of determining Combined Working Capital shall not be affected by deferred Tax assets, deferred Tax liabilities, and income Taxes payable/receivable.

         "CODE"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

                        (a)        the sale of the Shares by Sellers to Buyers;

                        (b)        the execution, delivery, and performance of the Sellers' Releases;

                        (c)        the performance by Buyers and Sellers of their respective covenants and obligations under this Agreement; and

                        (d)        Buyer's acquisition and ownership of the Shares and exercise of control over any Acquired Companies.

         "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES"--as defined in Section 8.1.

         "DISCLOSURE LETTER"--the disclosure letter attached hereto and delivered by the Sellers and the Acquired Companies to Buyers upon the execution and delivery of this Agreement, as the same may be supplemented from time to time, containing the information required by Article II.

         "EMPLOYEE BENEFIT PLAN"--with respect to Premier Agendas and Premier Graphics any employee benefit plan within the meaning of Section 3.(3) of ERISA or, with respect to PSA, any employee benefit program, scheme or plan contributed to or funded by premiums paid by PSA or PSA employees, maintained or contributed to by an employee or an Acquired Company or any ERISA Affiliate, other than a Multiemployer Plan.

         "EMPLOYMENT AGREEMENTS"--as defined in Section 1.4(a)(iv).

         "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, pledge, security interest, right of first refusal, option or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under the Breach of any Environmental Law, Occupational Safety and Health Law, or any Order, and relating to:

                        (a)        any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                        (b)        fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                        (c)        financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                        (d)        any other compliance, corrective, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

        Where United States jurisdiction is applicable, the terms “removal,” “remedial,” and “response action” will include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

         "ENVIRONMENTAL LAW"--any Legal Requirement designed:

                        (a)        to advise appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                        (b)        to prevent or acceptably minimize the release of pollutants or hazardous substances or materials into the Environment;

                        (c)         to reduce the quantities, prevent the release, and minimize the hazardous characteristics of wastes that are generated;

                        (d)        to assure that products are designed, formulated, packaged, or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                        (e)         to protect resources or species;

                        (f)        to acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                        (g)        to clean up pollutants that have been released, prevent the threat of release, or pay the costs of such clean up or prevention; or

                        (h)        to make responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets or the Environment.

         "ERISA"--the Employee Retirement Income Security Act of 1974, any successor statue and the rules and regulations thereunder, collectively, as from time to time amended and in effect.

         "ERISA AFFILIATE"--any Person which is treated as a single employer with Premier Agendas under Section 414 of the Code.

         "FACILITIES"--any real property or leaseholds currently owned or operated by the Acquired Companies and any buildings, plants, structures, or equipment currently owned, leased, or operated by any Acquired Company.

         "FAMILY"--as defined in the definition of "Related Person."

         "GAAP"-- with respect to accounting matters of PSA, generally accepted accounting principles for Canada, consistently applied, with respect to Premier Agendas, generally accepted accounting principles in the United States, consistently applied and with respect to consolidated financial statements of the Acquired Companies, United States GAAP shall apply. GAAP means those accounting principles and practices (a) which are recognized as such by the Financial Accounting Standards Board with respect to US GAAP or the Canadian Institute of Chartered Accountants with respect to Canadian GAAP, (b) which are applied for all periods in a manner consistent with the manner in which such principles and practices were applied to the most recent audited or reviewed financial statements of the Acquired Company in question furnished to Buyer, (c) which are consistently applied for all periods so as to reflect properly the financial condition, and results of operations and cash flows, of the Sellers, and (d) notwithstanding the foregoing shall be without regard to materiality as it relates to establishing adequate reserves and accruals as of the Closing Date.

         "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"--any:

                        (a)        nation, state, province, county, city, town, village, district, or other governmental jurisdiction of any nature;

                        (b)        federal, state, provincial, local, municipal, foreign, or other government;

                        (c)         governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                        (d)        multi-national organization or body; or

                        (e)         body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether in the United States, Canada or any other jurisdiction.

         "GUARANTEED PENSION PLAN"--any employee pension plan within the meaning of Section 3(2) of ERISA, maintained or contributed to by an Acquired Company or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA, other than a "Multiemployer Plan."

         "HAZARDOUS ACT"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

         "HAZARDOUS MATERIALS"--any substance that is now listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials.

         "HSR ACT"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                        (a)        such individual is actually aware of such fact or other matter; or

                        (b)         a prudent individual could be expected to discover or otherwise become aware of such fact in carrying out such individual's duties for any Acquired Company.

         "KNOWLEDGE OF THE ACQUIRED COMPANIES"--shall mean Knowledge of the following individuals about the affairs of the Company: David L. Loeppky, Barrett J. Berends, Kevin Moore, and James S. Gibson.

         "LEGAL REQUIREMENT"--any federal, state, provincial, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "MATERIAL ADVERSE EFFECT" -- means an event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omissions or effects: (i) after taking into consideration the relative amount, the absolute amount and the nature of the item would cause a reasonably prudent buyer to conclude that such effect adversely affects the value, financial condition, prospects, assets, liabilities, obligations or operations of the Sellers or the businesses of the Acquired Companies in a manner or amount which would be material, or (ii) has or will have a direct financial consequence, including the diminution of value of the Acquired Companies, of One Million Dollars ($1,000,000).

         "MATERIAL INTEREST"--as defined in the definition of "Related Person."

         "MULTIEMPLOYER PLAN"--a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         "NOTES PAYABLE TO FCC"--amounts due to FCC by the Acquired Companies due to dividend declarations prior to August 31, 2001.

         "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         "ORDER"--any award, decision, injunction, judgment, order, directive, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and is not excessive in amount or time with similar past actions. This shall include but not be limited to not accelerating or extending the collection or payment of assets or liabilities based upon the historic practices of the Acquired Companies. Notwithstanding anything in this definition to the contrary, withdrawal of cash by the Sellers from the Acquired Companies from August 31, 2001 through the Closing Date as described in Section 1.5 herein shall be considered within the definition of ORDINARY COURSE OF BUSINESS.

         "ORGANIZATIONAL DOCUMENTS"--(a) the articles of incorporation, memorandum and articles and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

         "PLAN"--as defined in Section 3.14.

         "PREMIER AGENDAS SHARES"--as defined in the Recitals to this Agreement.

         "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PSA SHARES"--as defined in the Recitals to this Agreement.

         "PURCHASE PRICE"--as defined in Section 1.2.

         "RELATED PERSON"--with respect to a particular individual:

                        (a)        each other member of such individual's Family;

                        (b)        any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

                        (c)        any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                        (d)        any Person with respect to which one or more members of such Individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                        (a)        any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                        (b)        any Person that holds a Material Interest in such specified Person;

                        (c)        each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                        (d)        any Person in which such specified Person holds a Material Interest; and

                        (e)         any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the first degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

         "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment.

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS"--as defined in the first paragraph of this Agreement.

         "SHARES"--as defined in the Recitals of this Agreement.

         "SUBSIDIARIES"--with respect to any Person (the "Owner"), any corporations or other Persons of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of an Acquired Company.

         "TAX"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, employment and related taxes, or estate tax, federal goods and services tax and social services tax and other federal, provincial or state taxes), levy, assessment, tariff, duty (including any customs duty), deficiency, or other amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body.

         "TAX ACT"--the Income Tax Act (Canada), as amended from time to time.

         "TAX RETURNS"--returns or filings required for the Acquired Companies to remain in full compliance with all Legal Requirements regarding Taxes including but not limited those as described under Sections 2.12 and 2.14 of this Agreement.

         "TRANSACTION DATE"--the date on which an event occurs giving rise to an obligation to pay money or the right to receive money in consideration for services rendered or property exchanged or in accordance with the terms of this Agreement.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed on its behalf effective as of the date first above written.

Franklin Covey Co.

By:
Its:

Franklin Covey Canada Ltd.

By:
Its:

School Specialty, Inc.

By:
Its:

3956831 Canada Inc.

By:
Its: